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                                                                    Exhibit 99.1


                        Press Release of the Registrant

TAUNTON, Mass., March 25 /PRNewswire/ -- Advanced Deposition Technologies, Inc. (Nasdaq: ADTC - news; BSE: DTI - news) today announced that the Company has entered into an agreement to purchase an additional 16% of the equity in DNA-ADTECH of Madrid, Spain, bringing A.D. TECH's total equity ownership to 81%. The purchase price was based upon a similar valuation used in December 1997 when A.D. TECH purchased 65% of DNA, a major European capacitor supplier and user of A.D. TECH metallized coating and films.

Subject to stockholder approval, A.D. TECH will pay for this additional 16% equity position by issuing 598,198 common shares, thus bringing the total number of shares outstanding to approximately 4,867,000. Following completion of the transaction, Alex Boxall, DNA's managing director, and affiliated entities will own a total of 923,348 shares or approximately 19% of ADTC common shares and 19% of DNA-ADTECH. This transaction will be submitted for stockholder approval at the Company's annual meeting.

CEO and President, Glenn J. Walters commented, ``Increasing our equity position in DNA will improve our earnings and strengthen our balance sheet. This, in turn, enhances our future internal and external growth possibilities. Alex and I will work very closely over the next twelve months to improve shareholder value, increase total revenues and profitability.''

Advanced Deposition Technologies, Inc. is a technology leader for metallized thin films, coatings, dielectric substrates and high resolution patterned vapor depositions. Currently, the Company has product divisions in markets for electronic capacitors, microwave food packaging, security holograms, retroreflective films and new products. A.D. TECH either owns or has licenses to more than 35 patents and 21 patents pending. On a selective basis, the Company has licensed its proprietary thin film technologies and patents to market share leaders who can accelerate the revenue and earnings growth of A.D. TECH's unique products and technologies into larger scale commercialization.

Any forward-looking statements in this release are made pursuant to the ``safe-harbor'' provision of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, new products and technological changes, dependence upon third-party vendors, a limited number of customers, political and other uncertainties related to customer purchases, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.